Exhibit 10.5

AMENDMENT NO. 2

TO

CABOT CORPORATION

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

Cabot Corporation, a Delaware corporation (the “Company”), pursuant to Section 9 of the Cabot Corporation Amended and Restated Deferred Compensation Plan, as amended November 9, 2007 (the “Plan”), hereby amends the Plan, as follows, effective January 1, 2009:

1. The following definitions are added as Sections 2.16 and 2.17 and the prior Section 2.16 is renumbered as 2.18:

Section 2.16 “Separation from Service.” A “separation from service” (as that term is defined at Treas. Regs. § 1.409A-1(h)) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Treas. Regs. § 1.409A-1(h)(3). Wherever the terms “separation from service”, “termination of employment” (or other correlative terms) appearing in the Plan affect a Participant’s entitlement to, or the timing of, the payment of any amount of deferred compensation subject to Section 409A of the Code, such terms shall be construed to require a “Separation from Service” as defined in this Section 2.16.

Section 2.17 “Specified Employee.” A Participant who (i) has a Separation from Service in the period beginning July 1 of any given year and ending June 30 of the following year and (ii) was a “key employee” (determined under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the 12-month period ending on the March 31 immediately preceding such July 1; provided, however, that such Participant will be treated as a Specified Employee hereunder only if at the date of such Participant’s Separation from Service, the Company (or any other corporation forming part of the Employer) is a corporation any stock of which is publicly traded on an established securities market or otherwise.

2. Section 5(a) is amended in its entirety to read as follows:

(a) Form and timing of distributions; in general. Amounts credited to a Participant’s Account for any year under Section 4(a) above (the “deferral year”)

(i) consisting of the Participant’s deferrals under Section 3, adjusted for notional earnings under Section 4(b) above, shall be paid as the Participant elects either

(x) upon the expiration of a fixed period of years, but in no event earlier than the third anniversary of the beginning of the deferral year (a “fixed-period election”), or

(y) upon the Participant’s Separation from Service (a “separation-from-service election”); and

(ii) consisting of credits to the Participant’s Account made by the Employer, adjusted for notional earnings under Section 4(b) above, shall be paid upon the Participant’s Separation from Service.

Any election made under this Section 5(a) shall not be effective for any deferral year unless made prior to the beginning of the deferral year or within 30 days of the Participant’s becoming eligible to participate in the Plan, in the case of an initial year of participation described in Section 3(b) above, and once made shall be irrevocable.

An amount distributable pursuant to a fixed-period election shall be paid in a lump sum in January of the year specified in such fixed-period election (a “fixed-period payment date”). Any amount distributable pursuant to 5(a)(ii) for the deferral year to which a fixed-period election relates shall be paid in a lump sum as soon as reasonably practicable upon the Participant’s Separation from Service, but no later than 60 days following such Separation. If the Participant Separates from Service prior to a fixed-period payment date, the amount that would otherwise have been payable on such date shall instead be paid in a lump sum as soon as reasonably practicable, but no later than 60 days following such Separation.

Upon making a separation-from-service election, a Participant may elect to have amounts distributable under both sections 5(a)(i) and 5(a)(ii) for the deferral year to which such election relates paid either in a lump sum or in installments over a period of three, five or ten years (a “form-of-payment election”). If a Participant chooses a lump sum form of payment, such lump sum shall be paid as soon as reasonably practicable, but no later than 60 days following the Participant’s Separation from Service, subject to any election change pursuant to Section 5(b). If a Consultant or an Eligible Employee chooses an installment form of payment, installment payments shall be paid biweekly in each regular payroll payment of the Company and shall commence as of the first payroll period of the Company in the calendar year following the calendar year in which such Participant Separates from Service, subject to any election change pursuant to Section 5(b). If a Director chooses an installment form of payment, installment payments shall be paid quarterly and shall commence as of the last day of the quarter in which the Director Separates from Service. Notwithstanding a Participant’s election under this Section 5(a) to receive installment payments, if the present value of the amount to be paid in installments is less than $50,000 at the time of the Participant’s Separation from Service, all amounts otherwise distributable to such Participant as installments shall be paid in a lump sum as soon as reasonably practicable, but no later than 60 days following such Separation.

A Participant may have more than one fixed-period payment election in effect at one time with respect to his or her Account and may have both a fixed-period payment election or elections and a separation-from-service election in effect at one time with respect to his or her Account. For example, a Participant may elect to have deferrals for 2008 paid in 2012, deferrals for 2009 paid upon Separation from Service, and deferrals for 2010 paid in 2015. However, except as provided below in Section 5(c), a Participant may have only one form of payment election in effect at any time with respect to all amounts the Participant has elected to have paid upon Separation from Service under Sections 5(a)(i)(y) and 5(a)(ii).

3. Section 5(d) is amended in its entirety to read as follows:

“ Key Employees. Notwithstanding the provisions of Section (a) above, any lump sum payment distributable upon the separation from service of a Participant who is a Specified Employee shall be paid on the date that is six months after the date of the Participant’s Separation from Service. If a Participant who is a Specified Employee has elected an installment form of payment, any installment payments payable during the first six months following the date of such Participant’s separation from service shall instead be paid on the later of (i) the date provided in Section 5(a) and (ii) the date that is six months following such Participant’s Separation from Service.”

4. The second sentence of Section 5(e) is replaced in its entirety with the following two sentences:

“ If death occurs prior to the commencement or completion of installment distributions to the Participant, the Administrator shall distribute the remaining balance of the decedent’s Account to the designated beneficiary(ies), or to the decedent’s estate where applicable, in a lump sum as soon as reasonably practicable, but no later than 90 days, following such Participant’s death; provided, however, that the Company shall not be liable to the Participant nor to the estate nor beneficiary of the Participant, by reason of any acceleration of income or additional tax under Section 409A of the Code, or for any other reason in connection with the timely payment of any amount under this Section 5(e). The Administrator reserves the right to request a certified death certificate or other confirmation of death satisfactory to the Administrator at his or her discretion with respect to a payment to be made to the Participant’s beneficiary, and if so requested by the Administrator, the provision of such confirmation of death shall be a precondition to payment to the Participant’s beneficiary.”

5. Section 5(g)(ii) is amended by replacing the word “monthly” each place it occurs in such Section with the word “biweekly.”

In Witness Whereof, the Company has caused this Amendment to be signed by its duly authorized officer this 31st day of December, 2008.

CABOT CORPORATION

By:	/s/ Robby D. Sisco
Its:	Vice President, Human Resources